Exhibit 10(l)

HARRIS CORPORATION

HOWARD L. LANCE	1025 West NASA Boulevard
Chairman, President and	Melbourne, FL USA 32919
Chief Executive Officer	phone 1-321-724-3900

www.harris.com
December 12, 2008
Mr. Jeffrey S. Shuman
140 Lansing Island Drive
Indian Harbour Beach, FL 32937

Subject:	Addendum to July 5, 2005 Offer Letter
Dear Jeff:
We recently reviewed your written offer of employment with Harris Corporation (the “Company”) dated July 5, 2005 (the “Offer Letter”) for compliance with the requirements of section 409A of the Internal Revenue Code (“section 409A”), which imposes restrictions on nonqualified deferred compensation arrangements (for this purpose which may include certain payments and benefits provided to you pursuant to the Offer Letter). Based on that review and our recent discussions, we desire to amend the Offer Letter in the following respects, effective as of December 31, 2008:
-	Severance: As indicated in paragraph 13 of the Offer Letter, in the event of your Company-directed separation from service, other than for cause (as defined in your Executive Severance Agreement) or performance reasons, you will receive a cash severance payment equal to the aggregate of your (i) then current base salary and (ii) pro-rated incentive compensation. For this purpose, “pro-rated incentive compensation” shall mean your target incentive compensation under the Company’s Annual Incentive Plan (or any successor thereto) for the fiscal year prior to the fiscal year in which you separate from service, multiplied by a fraction, the numerator of which is the number of days that you are employed during the fiscal year during which you separate from service and the denominator of which is the total number of days during the fiscal year during which you separate from service. This severance amount will be paid to you in a lump sum within sixty (60) days after your separation from service.

-	Release of Claims: Notwithstanding any provision within the Offer Letter to the contrary, it shall be a condition to you receiving any severance owed to you under the Offer Letter (as described in the immediately preceding paragraph of this Addendum) that you shall have executed and delivered to the Company, and not revoked, a release of claims against the Company, such release to be in the then standard form of release utilized by the Company.

-	Change in Control: As indicated in paragraph 9 of the Offer Letter, pursuant to your Executive Severance Agreement you are entitled to three (3) years of base salary and incentive compensation in the event of a qualifying termination of employment following a change in control. You acknowledge that your Executive Severance Agreement will require amendment by December 31, 2008 to conform to section 409A, and that your amended agreement will be the same as that offered to other Company Officers (except that yours will retain the provision for three (3) years of base salary and incentive compensation in the event of a qualifying termination of employment following a change in control).
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-	Financial Planning Assistance: In lieu of the tax planning assistance described in paragraph 11 of the Offer Letter, and the estate planning assistance described in paragraph 12 of the Offer Letter, you will be eligible for financial planning assistance, currently in an amount not to exceed $7,000 per year. In the event that this benefit is modified in the future, you will receive this benefit on the same terms and conditions applicable to other Company Officers.

-	Potential Six-Month Payment Delay: For all purposes of the Offer Letter, as modified by this Addendum, “separation from service” shall have the meaning set forth in Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). Notwithstanding any provision within the Offer Letter to the contrary, in the event that any payment to be made to you thereunder as a result of your separation from service is determined to constitute “deferred compensation” subject to section 409A, and you are a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements at the time of your separation from service (the “Separation Date”), then no such payment shall be made during the period beginning on the Separation Date and ending on the date that is six (6) months following the Separation Date or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under section 409A. The amount of any payment that otherwise would be paid to you under the Offer Letter during this period instead shall be paid to you on the first business day coincident with or next following the date that is six months and one day following the Separation Date or, if earlier, within ninety (90) days following your death.
Subject to the amendments set forth in this Addendum, the Offer Letter remains in full force and effect.
Jeff, I look forward to our continued work together. If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ Howard L. Lance
Howard L. Lance
Chairman, President and Chief Executive Officer
Acknowledgement and Acceptance:
To acknowledge your acceptance of the amendments to the Offer Letter set forth in this Addendum, please sign and return the copy provided.

/s/ Jeffrey S. Shuman Jeffrey S. Shuman	12/18/2008 Date
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